EXHIBIT 10.24.A

EMPLOYMENT CONTRACT

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF MIDLAND	§

THIS EMPLOYMENT CONTRACT (“Agreement”) is made and entered into on or as of the 11th day of September, 2001 and the initial term of this Agreement and all other terms and provisions herein, except for the amount of salary, are effective beginning as of the 3rd day of August, 1992 when CAP ROCK ELECTRIC COOPERATIVE, INC. and DAVID W. PRUITT entered into an Employment Contract.  This Agreement modifies, amends and supercedes the Employment Contract entered into between CAP ROCK ELECTRIC COOPERATIVE, INC. and DAVID W. PRUITT. on August 3, 1992, which Employment Contract has been transferred to and assumed by CAP ROCK ENERGY CORPORATION.

By this Agreement, CAP ROCK ENERGY CORPORATION, referred to in this Agreement as “Company”, whose principal place of office is located in Midland, Midland County, Texas employs DAVID W. PRUITT, referred to in this Agreement as “Pruitt”, whose residence is in Midland, Midland County, Texas, who accepts employment on the following terms and conditions:

ARTICLE 1

TERMS OF EMPLOYMENT

1.01        By this Agreement, the Company employs Pruitt and Pruitt accepts employment with the Company as its Chief Executive Officer (CEO)for an initial term of ten (10) years.  Unless a written notice to terminate this Agreement at the expiration of the initial ten (10)year term is executed and properly delivered by either party at least 360 days prior to the eighth anniversary date of the initial term of this Agreement, this Agreement shall be automatically extended for a three year term from said eighth (8th)anniversary date.  Thereafter, unless written notice to terminate this Agreement is executed and properly delivered by either party within ninety (90) days prior to any subsequent anniversary date of this Agreement, the term of this Agreement shall automatically be extended, annually, on said anniversary date for a three year term from said anniversary until Pruitt attains age 65.  This Agreement may, however, be terminated earlier, as provided in Article 4, below.

ARTICLE 2

EMPLOYMENT COMPENSATION & BENEFITS

2.01        As compensation for all services rendered under this Agreement, Pruitt shall be paid by Company a salary of $206,726.04 per year or any greater amount of compensation including bonuses, fees and deferred compensation authorized by the wage and salary plan or policies authorized by the Company’s Board of Directors, together with an annual salary adjustment in an amount at least equal to any approved across the board salary adjustments for all employees.

2.02        Pruitt’s duties require that he shall have the exclusive and unrestricted use at all times during his employment with the Company of an automobile provided for him by the Company.  The Company shall be responsible for paying for liability, property damage, and comprehensive insurance and for the purchase, operation, maintenance, repair and replacement of said automobile.

2.03        Pruitt shall receive the same annual leave and sick leave and all other benefits as are accorded regular full-time employees of Cap Rock Energy Corporation including provisions governing accrual and payment therefore on early retirement or other methods of employment.

2.04        Subject to the above paragraph 2.03, all provisions of the Company’s rules and regulations relating to annual leave(vacation), sick leave, early retirement, insurance, savings, deferred compensation, bonuses, pension program contributions, holiday and other fringe benefits and working conditions approved by the Board of Directors as they now exist or hereafter may be amended, shall apply to Pruitt as they would to other employees of the Company.  However, Pruitt, at his option, can elect to invest the Company’s annual expenses of Pruitt’s retirement plan in any chosen and Board approved separate plan that provides for at least the same security for both the Company and Pruitt.

2.05        Because Pruitt’s duties will from time to time require him to work outside of, and in addition to, the Company’s established normal work week, work days and work hours, Pruitt shall be allowed to take compensatory time off.

ARTICLE 3

COVENANT TO PERFORM: PROFESSIONAL IMPROVEMENT

3.01        Pruitt agrees and covenants to perform his work and services diligently and use his best efforts to faithfully comply with all of the Company’s duly made assignments to him as CEO in accordance with all of the Company’s directives and applicable bylaws, and policies.

3.02        The Company will from time to time, pay for the travel and related out-of-pocket and other expenses of Pruitt and his spouse for Pruitt’s attendance at and participation in meetings, conferences, seminars and the like for the purpose of continuing his professional development and thereby enhancing his ability to perform his work and services for the Company, and for other activities deemed by the Board to be beneficial to and in the best interest of the Company and its members.

ARTICLE 4

TERM AND TERMINATION

4.01        The Company shall employ Pruitt pursuant to this Agreement for the ten (10) year term beginning on the date of this Agreement, together with such annual three(3) year renewals as provided herein, and ending no later than the end of the three(3) year term next expiring on/after the date when Pruitt attains the age of sixty-five (65) years.  During such employment, Pruitt shall be obligated to perform the work and services reasonably required in order to carry out those responsibilities and exercise those authorities specified in the Position Responsibility Guide, General Manager, agreed to by the Company and Pruitt on December 1, 1987, which document is attached to and incorporated herein by reference.  However, the Company may terminate this Contract for good cause in which event any of Pruitt’s rights hereunder not already finally vested shall also terminate.  The term “good cause” shall mean the following and not otherwise:

(1)           Knowingly, willfully and substantially, during the term of this Agreement, neglect the duties that Pruitt is required to perform under the terms of this Agreement.

(2)           Knowingly, willfully and substantially, during the term of this Agreement, commit dishonest acts toward the Company with the intent to injure or damage the Company.

4.02        If Pruitt’s employment terminates prior to the initial term or any extended term for any reason other than as provided for in paragraphs 4.01, 4.03, 4.04 or 4,05 because his authorities and responsibilities hereunder are substantially and adversely (to him) limited, changed or eliminated, or because he is required by the Company to move his residence and principal site of work from the Midland, Texas area, and Pruitt is otherwise both able and willing to perform his work and services as provided for hereunder, then, in any such event, the Company shall pay Pruitt a lump-sum cash settlement equal to the total salary then in effect for the remainder of the term of the contract, plus the other amounts Company would have paid during such remainder for Pruitt’s retirement, pension, MINT, bonus, fees other than compensation plans authorized by the Board of Directors, and health insurance, plus such amounts, if any, are at the time of his termination of employment, payable for accrued but untaken vacation and sick leave.

4.03        Notwithstanding paragraphs 4.01 and 4.02, the parties may mutually agree to terminate this Agreement upon such terms and conditions as the parties may mutually agree in writing.

4.04        Notwithstanding the provisions of paragraphs 4.01, 4.02, and 4.03, above, Pruitt’s employment hereunder shall terminate under any of the following conditions:

(1)           Death.    Pruitt’s employment under this Agreement shall terminate automatically upon his death.  In such event, Pruitt’s Base Salary shall continue to be paid to his designated beneficiary for the remaining term of this Agreement.

(2)           Total Disability.    The Company shall have the right to terminate this Agreement if Pruitt becomes Totally Disabled.  For purposes of this Agreement, “Totally Disabled” means that Pruitt is not working and is currently unable to perform the substantial and material duties of his position hereunder as a result of sickness, accident or bodily injury for a period of three months.  Prior to a determination that Pruitt is Totally Disabled, but after Pruitt has exhausted all sick leave and vacation benefits provided by the Company, Pruitt shall continue to receive his Base Salary, offset by any disability benefits he may be eligible to receive, for the remaining term of this Agreement.

4.05        Not withstanding any other provisions in this Agreement, if (i) Pruitt remains employed until the date that is three (3) months after the date of a Change in Control (the “Retention Date”), or (ii) Pruitt’s employment is terminated after or in anticipation of a Change in Control (or the execution of a definitive agreement providing for actions which, if completed, would constitute a Change in Control) and before the Retention Date (A) by the Company without Good Cause or (B) by Pruitt for Good Reason, then, in addition to any other amounts payable pursuant to this Agreement, the Company shall pay Pruitt a lump sum cash payment within thirty (30) days of termination equal to six (6) times the sum of Pruitt’s annual Base Salary and the greater of (x) the highest bonus awarded to Pruitt in a prior year or (y) 50% of Pruitt’s annual Base Salary.

For purposes of this Agreement “Change in Control” means (i) a reorganization or merger of the Company with or into any other company which will result in the Company’s stockholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (ii) a sale of all or substantially all of the assets of the Company to an entity in which the Company’s stockholders immediately prior to such sale will not hold following such sale at least 50% of the voting power of such purchasing entity, (iii) a transaction or series of related transactions which result in more than 50% of the voting power of the Company being “beneficially owned” by a single “person” (quoted terms having their respective meanings under Section 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended); (iv) a change in the majority of the Board not approved by at least two-thirds of the Company’s directors in office prior to such change or (v) the adoption of any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets.

For purposes of this Agreement, after a Change in Control, “Good Reason” shall mean the occurrence of any one of the following circumstances without Pruitt’s consent:

(1)           a material reduction in Pruitt’s salary or benefits excluding the substitution of substantially equivalent compensation and benefits;

(2)           a material diminution of Pruitt’s duties, authority or responsibilities as in effect immediately prior to such diminution;

(3)           the relocation of Pruitt’s primary work location to a location more than 50 miles from Pruitt’s primary work location as of the date of this Agreement; or

(4)           the failure of a successor to assume and perform under this Agreement

4.06        In the event either party should bring legal action or incur attorney’s fee and/or court costs for the enforcement of any of the terms of this agreement, it is agreed that the prevailing party shall be entitled to recover from the other such reasonable attorneys fees and/or court costs incurred.  For purposes of this clause, the prevailing party is the party to obtains a net recovery or the party in whose favor final judgment is entered.

ARTICLE 5

SUPERSESSION AND EFFECTIVENESS

5.01         This Agreement supercedes any other agreement or understanding, written or oral, between the parties with respect to the matters covered hereunder, and it contains the entire understanding of the parties and all of the covenants and agreements between them with respect to Pruitt’s employment.

5.02         This Agreement shall be for the benefit of the parties to the Agreement, as well as their respective successors, heirs and assigns, it being understood, however that this Agreement may be assigned only with the written consent of both parties.

5.03         The existence and effectiveness of this Agreement between the parties hereto does not preclude or otherwise interfere with employment of Pruitt by subsidiary corporations of Cap Rock Energy Corporation, or by any corporation organized by the Company’s Board of Directors for the benefit of the Company, or the receipt of compensation by Pruitt from any such corporations.

5.04         This Agreement shall become binding upon the parties from an as of the date of the execution.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals, one being retained by each, on or as of the 11th day of September, 2001.

CAP ROCK ENERGY CORPORATION

By:	/s/ David W. Pruitt	By:	/s/ Russell E. Jones
	David W. Pruitt	Russell E. Jones Chairman

STATE OF TEXAS	)(
)(
COUNTY OF MIDLAND	)(

This instrument was acknowledged before me on this 11th day of September, 2001, by RUSSELL E. JONES, Chairman of Cap Rock Energy Corporation, a Texas corporation, on behalf of said corporation.

By:	/s/ Sharon A. Hoelscher
Sharon A. Hoelscher
Notary Public, State of Texas
Printed Name of Notary:	/s/ Sharon A. Hoelscher
My Commission Expires:	7/11/03

(SEAL)

STATE OF TEXAS	)(
)(
COUNTY OF GRAYSON	)(

This instrument was acknowledged before me on this 11th day of September, 2001, by DAVID W. PRUITT.

By:	/s/ Sharon A. Hoelscher
Sharon A. Hoelscher
Notary Public, State of Texas
Printed Name of Notary:	/s/ Sharon A. Hoelscher
My Commission Expires:	7/11/03

(SEAL)

CAP ROCK ELECTRIC COOPERATIVE, INC.

Position Responsibility Guide

General Manager

I.              OBJECTIVE

To advise and assist the Board of Directors in its considerations and decisions in all matters and areas of concern for which it is responsible.  To provide the Cooperative membership with the highest quality of electric service at the lowest possible cost, consistent with sound economical and financial management.

II.            RESPONSIBILITIES AND AUTHORITIES

1.             Directs and coordinates the administration of policies and programs approved by the Board of Directors, and assures conformity and compliance with the intent of the directors’ decisions.

2.             Is responsible for determining basic operational procedures that are in accordance with board decisions, and assures that operations of the Cooperative are carried out in a manner advantageous to the membership so as to gain member understanding and support.

3.             Is responsible for preparation of agenda for and reports to be made at meetings of the Board of Directors.  Presents to the directors the operational and financial reports, and reports on the effectiveness of various programs and over-all operations.

4.             Keeps the board fully informed of actions taken or decisions reached in areas relevant to board consideration even though specific board action may not be required.

5.             Is responsible for the effective and efficient operation of all activities within the Cooperative including, but not limited to, the following:

1.             Planning – Initiates and/or directs the planning of all operational procedures essential to the most efficient operation and effectiveness of the Cooperative.  Reviews, coordinates and approves procedures recommended by the staff members with respect to their operations.

2.             Organization – Reviews periodically all facets of the cooperative’s operation and determines the need and type of organizational structure required to provide the most efficient operation. In this regard, the Manager shall select, appoint and/or terminate staff members in accordance with an approved organizational plan.  He shall also recommend to the Board of Directors a wage and salary program designed to provide the employees with a fair and equitable compensation plan that encourages individual incentive and increased productivity, thereby providing the members of the Cooperative with reliable, effective and efficient service.

3.             Administration – Directs the administration of all activities of the Cooperative through staff members and/or consultants, including legal counsel, to ensure that all responsibilities, authorities and relationships are clarified and executed in accordance with delegated authority, approved policies, programs and budgets.  Devotes adequate  portions of time in conference with the staff, in groups or with individuals, to discuss problems of engineering, construction, maintenance, operations, finance, personnel complaints, grievances, or any other matters of concern to the Cooperative.  Assigns staff and/or supervisory personnel to represent the Cooperative at various technical and educational meetings that will enhance the effectiveness of the Cooperative’s operation.

Communicates with the members, Board of Directors, employees, and general public in order to gain their support and to improve the over-all acceptance and understanding of the Cooperative’s policies and programs.

4.             Coordination – Exercise coordination of board-approved budgets, policies and programs with operational activities through staff meetings and individual conferences.  Acts as coordinator between the membership, the Board of Directors and the employees.

5.             Controlling – Directs the maintenance of all controls, reports and records in conformity with all regulations and requirements.  Reviews and analyses periodic reports, including financial audits, submitted by Cooperative personnel and/or consultants for the purpose of determining whether their activities are in conformity with approved policies, programs, budgets, standards and costs; directs remedial action as required.

II.            RELATIONSHPS

A.            Within the Cooperative

1.             Consults freely  with Board of Directors and board committees regarding matters of information and mutual interest on Cooperative’s affairs.

2.             Consults with staff as consultative management procedure on all matters of organizational or operational concern, or programs and problems of mutual interest

3.             Advises and counsels staff department heads with respect to plans, activities, organization, problems, budgets, reports or matters concerning single departments.

4.             Encourages team spirit and teamwork to maintain high morale, high productivity and great satisfactions in working for the Cooperative.

5.             Maintains friendly and working relations with as many members as possible to maintain high values of members’ satisfactions and to set the  example for all employees to maintain friendly and satisfactory relationships with members.

B.            Outside the Cooperative

1.             Maintains contact through correspondence and some visitation with governmental officials, elected or appointed at various local, state and national governmental levels.

2.             Maintains contact with widespread sector of the industry and public to maintain good relations and understanding.

IV.           SCOPE

The above authorities and responsibilities are limited only by appropriate provisions of Federal and State statues, rules, regulations and requirements; corporate documents consisting of Articles of Incorporation and Bylaws; and board policies, specific delegations or restrictions and other directives.

V.            RESPONSIBLE TO:  Board of Directors

VI.           EXEMPTION STATUS

This position is exempt from overtime payment.

AGREED TO:	APPROVED:

/s/ David W. Pruitt	/s/ Russell E. Jones
General Manager	President

9-11-01
Date

I hereby acknowledge that I have received a copy of the General Obligations and Responsibilities of Employees.

/s/ David W. Pruitt	9-11-01
General Manager	Date